Exhibit 99.1

Draft Press Release for BKT Review

BioLargo Expands Global Reach, Signs Joint Venture Agreement with BKT & Tomorrow Water featuring CupriDyne Clean Based Products

Westminster, CA – February 12, 2020 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable technologies and a full-service environmental engineering company announced that it had executed a “Joint Venture Framework Agreement” with a leading wastewater treatment solution provider based in South Korea (Bookang Tech Co. Ltd., “BKT”), to create a South Korean entity that would manufacture odor and VOC control products based on CupriDyne® Clean, the award-winning product of BioLargo’s subsidiary Odor-No-More, Inc. The parties intend to form the joint venture (JV) promptly and begin operations as soon as possible.

CupriDyne Clean is Odor-No-More’s patented product that controls odors and VOCs at landfills and transfer stations operated by the largest waste handling companies in the United States. CupriDyne Clean is lauded for its gentle, non-toxic, eco-friendly, non-pesticide formula that works by eliminating odor-causing compounds rather than masking them.

BKT is a leading wastewater treatment solutions provider operating in the USA, South Korea and Vietnam with a reputation for adopting innovative, environmentally sustainable technologies and practices. Headquartered in Daejeon, South Korea, BKT has an extensive distribution network throughout Southeast Asia serving more than 400 customers in South Korea alone, and has a presence in more than eight countries globally.

CEO and Founder of BKT and Tomorrow Water Dong Woo Kim commented on the formation of the JV with BioLargo, “Odor-No-More’s products have performed extremely well in our tests, and their team has demonstrated utmost expertise in creating innovative, eco-friendly solutions for air quality control in the wastewater treatment sector. We are looking forward to introducing these products to our customers.”

Under the terms of the agreement, BioLargo will invest $100,000 in the JV, while BKT and its U.S.-based subsidiary Tomorrow Water will invest $75,000 each, for proportionate non-dilutive interests. The JV will manufacture the CupriDyne Clean-based odor and VOC control product for distributors throughout Southeast Asia, including BKT. The JV must achieve minimum sales targets to maintain exclusive rights in the Asian markets, and an annual dividend of $2 million paid to BioLargo to secure exclusive rights in perpetuity. Finally, BKT has also agreed to invest $350,000 USD directly into BioLargo, Inc. through a stock purchase priced at market prices at closing, which is contemplated within 60 days.

BioLargo President & CEO Dennis P. Calvert said, “Not only is BKT a prominent and well-established solutions provider in the Southeast Asian wastewater industry, but they have demonstrated a commitment to innovation and research in the very DNA of their company. They are well-known for their quality service offering and integrity, and we at BioLargo are confident that together we will prosper through the formation of this joint venture.”

Joseph Provenzano, President of Odor-No-More, Inc. commented, “It’s uncommon to find an international distribution partner as qualified and capable as BKT, and for this reason we are highly encouraged about the potential for this joint venture to grow sales of CupriDyne Clean and related products significantly.”

About BKT, Tomorrow Water
BKT is a leading environmental solutions provider, specialized in biological treatment, physical filtration and integrated process design. With over 20 years of experience, BKT is committed to solving the world’s challenges of today, while designing comprehensive solutions for the needs of tomorrow. Our Proteus BBF Biofilitration (https://www.tomorrowwater.com/technology-bbf) is a proven technology that combines physical and biological filtration for advanced primary treatment, which also can be applied to secondary and tertiary treatment process. Proteus (BBF), when applied primary treatment, shrinks existing process footprints up to 80%, while maximizing economic benefits such as carbon diversion and more energy production. Our unique 2-stage AMX™ (https://www.tomorrowwater.com/technology-amx) is the most resilient Anammox system and is pioneering new shortcuts in nitrogen removal. With our diverse portfolio of technologies and dedicated team of researchers and engineers, we strive to maximize recovering the most value from waste and wastewater, while minimizing the environmental impact of it.

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis Calvert President and CEO BioLargo, Inc. Dennis.Calvert@BioLargo.com

Safe Harbor Act

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.